Exhibit 99.1

Summit Wireless Appoints Head of HDMI Licensing Rob Tobias
to its Board of Directors

San Jose, CA – February 10, 2020 -- Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems and founding member of the WiSA Association, announced the appointment of Rob Tobias, 55, to its board of directors, effective February 10, 2020. Tobias replaced Brian Herr, and the number of directors will remain at eight.

“Rob is one of the most respected leaders in consumer electronics,” said Summit Wireless President and CEO Brett Moyer. “His experience managing licensing programs for HDMI technology and his strong relationships with all the top brands in Asia will be helpful as we expand our technology offerings. We look forward to working with him as we further our mission to become a global brand trusted by both brands and consumers for wireless immersive sound.”

Tobias added, “Throughout my career, I have led efforts to drive international business growth for startups and public companies in the highly competitive and constantly evolving consumer electronics markets. I am excited to join the Summit board at a key time in its evolution. Having helped HDMI LA execute its IP licensing strategy, I expect to provide relevant and actionable guidance to Summit.”

Moyer concluded, “We thank Brian Herr for his three years of work on the Summit board, and we wish him luck with his future endeavors.”

About Rob Tobias

Rob Tobias currently serves as CEO, Chairman & President – HDMI® Licensing Administrator Inc. where he has been the strategic force behind the licensing, enforcement, compliance and growth of HDMI technology around the world. Tobias leads efforts to promote the HDMI specification as the premier digital and audio interface to the consumer electronics, mobile, PC and entertainment industries. In addition, he oversees IP enforcement with 1700 HDMI licensees and partners responsible for the release of almost nine billion HDMI products worldwide, and as such brings a recognized level of expertise working with foreign regulatory channels, customs authorities, standards development organizations, media companies, etc., to grow the business and protect the HDMI brand. Prior to joining HDMI LA, Tobias held the roles of President at MHL and Senior Director of Strategic Product Marketing and Business Development at Silicon Image.

Tobias earned a Bachelor’s degree in Electrical Engineering from UC Davis and an MBA from Santa Clara University.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless, formerly named Summit Semiconductor, Inc., is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

© 2020 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc.

The terms HDMI, HDMI High-Definition Multimedia Interface, and the HDMI Logo are trademarks or registered trademarks of HDMI Licensing Administrator, Inc.

Contact Information

Kirsten Chapman, LHA Investor Relations, +1 415-433-3777, summit@lhai.com